Exhibit 99.1
[Texas Gas Service, A Division of ONEOK Logo]	News
August 31, 2007	Contact: Pete Parraz
915-680-7204

Texas Gas Service Files Rate Request

In El Paso and Surrounding Communities

EL PASO, Texas - August 31, 2007 -- Texas Gas Service Company has filed for a rate adjustment with the city of El Paso and the municipalities of Anthony, Clint, Horizon City, Socorro and Vinton.

"This rate adjustment will allow us to recover the costs associated with our ongoing capital investment program in the El Paso service area, as well as recover operating and maintenance costs," said Richard Fleager, vice president western region.

Also included in the filing are definitive changes to the cost of purchased gas, transportation tariffs and rules of service. Texas Gas Service is also proposing a conservation program for the El Paso service area.

Texas Gas Service is requesting a total increase of $5,450,250, which would increase the average monthly residential bill by $1.49. The last rate case filed was in 2002. Since then, Texas Gas Service has made interim adjustments for its capital investments under a state statute known as the Gas Reliability Infrastructure Program (GRIP). This filing will update all the capital investments filed under GRIP.

Texas Gas Service anticipates that all issues included in this filing will be resolved by January 2008.

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Texas Gas Service provides natural gas service to approximately 565,000 customers in the state of Texas, including customers in Austin, El Paso, the Gulf Coast and the Rio Grande Valley. Texas Gas Service is a division of ONEOK, Inc. (NYSE: OKE), a diversified energy company. ONEOK is the general partner and owns 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.texasgasservice.com or www.oneok.com.